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                                                                    EXHIBIT 11.1

                                      PIXAR

             STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                   (UNAUDITED)

                                                                              Three Months Ended
                                                                                  March 31,
                                                                               1996        1995
                                                                            ---------    ---------
Weighted average number of shares outstanding:
    Preferred stock                                                             --         20,000
    Common stock                                                              38,286       10,000
Common stock equivalents using the treasury stock method                       8,765         --
Number of common shares issued in accordance with
    Staff Accounting Bulletin No. 83                                            --          9,669
                                                                             -------     --------
Total shares used in computing net income (loss) per share                    47,051       39,669
                                                                             =======     ========
Net income (loss)                                                            $ 6,279     $   (675)
                                                                             =======     ========
Net income (loss) per share                                                  $  0.13     $  (0.02)
                                                                             =======     ========

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